EXHIBIT 10.30

Phantom Unit Grant

under the

Enterprise Products Company

2005 EPE Long-Term Incentive Plan

Date of Grant:	, 200

Name of Grantee:

Number of Units Granted:

Phantom Unit Grant Number:	200 -

EPE Holdings LLC (the “General Partner”) is pleased to inform you that you have been granted the number of Phantom Units set forth above under the Enterprise Products Company 2005 EPE Long-Term Incentive Plan (the “Plan”). A Phantom Unit is a notional Unit of Enterprise GP Holdings L.P. (the “Partnership”) that is subject to the forfeiture and non-transferability provisions set forth below in this Agreement (the “Restrictions”). Each Phantom Unit granted to you also includes a tandem Distribution Equivalent Right (“DER”), which provides that when the Partnership makes a cash distribution with respect to a Unit, the General Partner will pay you an equal amount of cash with respect to your Phantom Unit. The terms of the grant are as follows:

1. The Phantom Units shall become fully vested, i.e., not restricted, on the earlier of (i) the fourth anniversary of the Date of Grant set forth above (the “Vesting Date”) or (ii) a Qualifying Termination (as defined in Section 4 below). In the event you cease to be a Service Provider (as defined in Section 5 below) prior to the Vesting Date for any reason other than a Qualifying Termination, the Phantom Units shall automatically and immediately be forfeited and cancelled without payment on the date of such termination. Upon the vesting or forfeiture of a Phantom Unit, the tandem DER shall automatically be cancelled without payment.

2. Upon a Phantom Unit becoming vested, you will receive, in the discretion of the Committee, either a Unit or cash equal to the then Fair Market Value of a Unit.

3. None of the Phantom Units or DERs are transferable (by operation of law or otherwise) by you, other than by will or the laws of descent and distribution. If, in the event of your divorce, legal separation or other dissolution of your marriage, your former spouse is awarded ownership of, or an interest in, all or part of the Phantom Units and DERs granted hereby to you (the “Awarded Units”), the Awarded Units shall automatically and immediately be forfeited and cancelled without payment on such date.

4. If you cease to be a Service Provider due to your (i) death or (ii) being disabled (as determined by the Plan’s Committee, in its sole discretion), the Phantom Units shall automatically vest in full upon such termination, each of such events (i) and (ii) above being a Qualifying Termination.

5. Your status as a Service Provider shall continue as long as you remain a Director or an Employee. Nothing in this Agreement or in the Plan, however, shall confer any right on you to continue as a Service Provider.

6. To the extent that the grant, vesting or payment of a Phantom Unit or DER results in the receipt of compensation by you with respect to which the Company or an Affiliate has a tax withholding obligation pursuant to applicable law, unless other arrangements have been made by you that are acceptable to the Company or such Affiliate, you shall deliver to the Company or the Affiliate such amount of money as the Company or the Affiliate may require to meet its withholding obligations under such applicable law. No payment of a vested Phantom Unit or DER shall be made pursuant to this Agreement until you have paid or made arrangements approved by the Company or the Affiliate to satisfy in full the applicable tax withholding requirements of the Company or Affiliate with respect to such event.

7. This grant shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to conflicts of laws principles thereof.

8. These Phantom Units are subject to the terms of the Plan, which is hereby incorporated by reference as if set forth in its entirety herein, including, without limitation, the ability of the Plan’s Committee, in its discretion, to amend your Phantom Unit or DER awards without your approval. In the event of a conflict between the terms of this Agreement and the Plan, the Plan shall be the controlling document. Capitalized terms which are used, but are not defined, in this award agreement have the respective meanings provided for in the Plan.

EPE HOLDINGS LLC

By:
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